Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s fourth quarter and year-end 2016 earnings call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

For those who have joined NRC’s earnings calls in the past, you’re aware we keep our calls short and simple allowing the financial facts to communicate our performance.

With that let me turn the call over to Kevin for a review of our performance for the quarter and year end.

Kevin.

Kevin

Thank you, Mike.

Net new sales of $7.1 million were added in the fourth quarter comprised entirely of organic growth from adding new clients and increasing contract value for existing clients. Total contract value at the end of 2016 increased by 8% in total contract value compared to the end of 2015, with contract value growth being driven by both new sales and consistent strong contract renewal rates.

Healthcare system clients with agreements for multiple solutions represented 20% of our client base at the end of 2016, up from 15% at the same time last year. Subscription-based revenue agreements at the end of the fourth quarter of 2016 represented 91% of the total recurring contract value, an increase from 89% at the end of the fourth quarter of 2015.

Fourth quarter 2016 revenue was $28.4 million, an increase of 8% over the fourth quarter 2015. Revenue for the fourth quarter of 2016 adjusted for the sale of our clinical workflow solution, grew at a 10% rate over the fourth quarter of 2015.

Consolidated operating income for the fourth quarter 2016 was $8.8 million or 31% of revenue, compared to $7.7 million, or 29% of revenue for the same period last year.

Total operating expenses increased by 5% to $19.5 million for the fourth quarter 2016, compared to $18.7 million in the fourth quarter of 2015.

Direct expenses increased by 4% to $11.8 million for the fourth quarter 2016, compared to $11.4 million for the same period 2015. Direct expenses as a percent of revenue for the fourth quarter were 42% in 2016 compared to 43% in 2015. Direct expenses were 42% of revenue for the full year in 2016 and are expected to remain at 42% of revenue for 2017.

The increase in direct expenses in 2016 is attributed to incremental variable cost of product expenses from revenue growth in the quarter, partially offset by increased efficiencies in survey operations.

Selling, general and administrative expenses increased to $6.6 million for the fourth quarter 2016, compared to $6.3 million for the same period in 2015. The increase in SG&A expenses is primarily due to increased sales management and incentive expenses. SG&A expenses were 23% of revenue for the fourth quarter of 2016 compared to 24% of revenue in 2015. SG&A expenses ended at 26% of revenue for the full year in 2016 and are expected to be in the 25 to 26% of revenue range for 2017.

Depreciation and amortization expense increased to $1.1 million for the fourth quarter of 2016 compared to $1.0 million in 2015. The increase in expense is a result of additional investments in our technology platform. Depreciation and amortization expenses were 4% of revenue for the full year in 2016 and are expected to remain at 4% of revenue for 2017.

The provision for income taxes totaled $3.3 million for the fourth quarter 2016, compared to $2.8 million for the same period in 2015. The effective tax rate was 36.4% for the fourth quarter 2016, compared to 32.4% for the fourth quarter 2015. The increase in the effective rate is primarily due to the reversal of a capital loss valuation allowance of $300,000 in the fourth quarter of 2015. The effective tax rate was 34.6% for the full year in 2016 and is expected to be 36% for 2017.

Net income for the fourth quarter was $5.7 million in 2016, compared to $5.9 million in 2015. Fourth quarter 2015 net income included an after-tax gain of $743,000 from the sale of our clinical workflow product. Combined non-GAAP diluted earnings per share was $0.23 for the fourth quarter 2016 compared to $0.24 in 2015.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As Kevin reported, net new sales improved in the fourth quarter, yet we remain behind year-over-year. We believe our increased focus on bundling our product offerings and upselling at the enterprise-wide level, combined with our new more innovative offerings, will continue to improve sales performance in the coming year.

As we look towards the horizon, we see lower spend for patient satisfaction measurement as a single product offering and redeployment of that spend to more contemporary product offerings that improve service quality, drive revenue, and ensure customer loyalty for our client organizations. We also see dynamic changes or, at minimum, uncertainty, in the healthcare environment for which we remain vigilant.

With that _______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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